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                                                                    Exhibit 99.1

PEABODY ENERGY (NYSE: BTU) SHAREHOLDERS COMPLETE SECONDARY OFFERING


ST. LOUIS, July 30 /PRNewswire-FirstCall/ -- Peabody Energy announced today that a public offering of 5.4 million shares under Peabody's shelf registration statement has been priced at $31.61 per share. The offering's underwriters were also granted an over-allotment option to purchase an additional 810,000 shares at the offering price of $31.61.

Selling shareholders include Lehman Brothers Merchant Banking Partners II L.P. and its affiliates. The company did not sell any shares through the offering. Selling shareholders will receive all net proceeds. The offering was made through a group of underwriters led by Lehman Brothers Inc. The sale reduces Lehman Brothers Merchant Banking Partners II L.P. interest in Peabody to 19 percent.

Peabody Energy (NYSE: BTU) is the world's largest private-sector coal company, with 2002 sales of 198 million tons of coal and $2.7 billion in revenues. Its coal products fuel more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.

This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

CONTACT:

Vic Svec

(314) 342-7768

SOURCE Peabody Energy